Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Ausam Energy Corporation
We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the Amendment No. 3 to Form S-1.
Our report dated April 8, 2008 contains an explanatory paragraph that states the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.
(signed) KPMG LLP
Chartered Accountants
Calgary, Canada
April 11, 2008